EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Eldorado Artesian Springs, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-53307 and 333-153284) on Form S-8 of Eldorado Artesian Springs, Inc. of our report dated June 29, 2012, with respect to the balance sheets of Eldorado Artesian Springs, Inc. as of March 31, 2012 and 2011 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended March 31, 2012 and 2011 which report appears in the March 31, 2012 annual report on Form 10-K of Eldorado Artesian Springs, Inc.

Ehrhardt Keefe Steiner & Hottman PC

June 29, 2012